Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Energy Reports First Quarter 2016 Financial and Operating Results

CANONSBURG, Pa. – May 4, 2016 /PRNewswire/ – Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today reported first quarter 2016 financial and operating results. Highlights to date include:

•	First quarter net production averaged 675 MMcfe/d, a 53% increase over the prior year quarter and an 8% increase relative to fourth quarter 2015

•	Increased Adjusted EBITDAX(1) by 30% over the prior year quarter to $109 million

•	Continued efficiency gains and service cost reductions lead to lower well costs of $925 per lateral foot in the Marcellus and $1,380 per lateral foot in the Utica

•	Increased Rice Midstream Holdings LLC (“RMH”) first quarter gathering throughput by 309% over the prior year quarter to 454 MDth/d and by 41% as compared to fourth quarter 2015

•	Closed strategic $375 million midstream equity investment by EIG Global Energy Partners

•	Entered into stalking horse asset purchase agreement (“asset purchase agreement”) to acquire Marcellus and Utica assets in central Greene County, Pennsylvania for $200 million

•	Completed primary equity offering of 20.0 million shares providing $312 million net proceeds to fund potential Greene County acreage acquisition and for general corporate purposes

•	Maintained strong first quarter liquidity position of $1.3 billion(2)(3) and low leverage(1)(2) of 1.8x

•	Strong remaining 2016 hedge position of 697 BBtu/d, representing 88% of estimated remaining production at a weighted average floor price of $3.25 per MMBtu

Commenting on the results, Daniel J. Rice IV, Chief Executive Officer, said, “Our operating momentum has given us the opportunity to take full advantage of the current commodity price environment. Our focus on optimizing returns from our core dry gas acreage has resulted in significant operational gains. To date, we have meaningfully reduced our Marcellus and Utica development costs while maintaining our top tier well productivity, resulting in single well returns of approximately 65% IRR at strip pricing. Together with our advantaged hedge position, premium firm transportation portfolio, robust liquidity and low levered balance sheet, we believe we are uniquely positioned to continue delivering peer leading growth while maintaining a position of financial strength.”

1.	Please see “Supplemental Non-GAAP Financial Measure” for a description of Adjusted EBITDAX and Further Adjusted EBITDAX.
2.	Pro forma for 20 million share equity offering, assumes $200 million for the acquisition and $112 million for general corporate purposes.
3.	Excludes Rice Midstream Partners LP.

Three Months Ended
First Quarter 2016 Consolidated Results	March 31, 2016
Total production (MMcfe/d)	675
% Gas	99%
% Operated	88%
% Marcellus	70%
NYMEX Henry Hub price ($/MMBtu)	$2.09
Average basis impact ($/MMBtu)	(0.21)
FT fuel and variables ($/MMBtu)	(0.14)
Btu uplift (MMBtu/Mcf)	0.09

Pre-hedge realized price ($/Mcf)	1.83
Realized hedging gain ($/Mcf)	1.05

Post-hedge realized price ($/Mcf)	2.88

Total operating revenues	$139,942
Realized gain on derivative instruments	64,062

Total operating revenues and realized gain on derivative instruments	$204,004
Average costs per Mcfe:
Lease operating(1)	$0.18
Gathering, compression and transportation	$0.46
Production taxes and impact fees	$0.03
General and administrative(1)	$0.33
Depreciation, depletion and amortization	$1.29
Adjusted EBITDAX (in thousands)	$109,426
RMH throughput (MDth/d)	454
% Third-party	63%

First Quarter 2016 Financial Results

First quarter average realized natural gas price, before the effect of hedges, was $1.83 per Mcf. After giving effect to hedges, our average natural gas price was $2.88 per Mcf. Approximately 83% of our first quarter production received favorable Gulf Coast, TCO and Midwest pricing, due to increasing premium market exposure through our firm transportation portfolio. Our average basis differential for the quarter was ($0.21) per MMBtu, while TETCO M2 and Dominion South averaged ($0.85) and ($0.82) per MMBtu, respectively, below NYMEX Henry Hub for the quarter.

Per unit cash production costs (lease operating; gathering, compression and transportation; and production taxes and impact fees) were $0.67 per Mcfe, a 3% decrease from the prior year quarter. Adjusted EBITDAX for the quarter was $109 million, a 30% increase over the prior year quarter. We reported adjusted net income(2) of $3.0 million after excluding unrealized gains on derivative contracts and other non-recurring income and expense items.

1.	Excludes non-cash equity compensation expense of $0.1 million and $4.6 million attributable to lease operating and general and administrative expenses, respectively, for the three months ended March 31, 2016.
2.	Please see “Supplemental Non-GAAP Financial Measure” for a description of Adjusted Net Income.

During the first quarter, we invested $161 million to drill and complete operated Marcellus and Ohio Utica wells and $27 million for non-operated Ohio Utica development. In addition, we invested $17 million in leasehold activity and $29 million for our RMH assets.

Central Greene County Acquisition

As previously announced, we entered into an asset purchase agreement with a subsidiary of Alpha Natural Resources, Inc. to acquire Marcellus and Utica assets in central Greene County, Pennsylvania for $200 million in cash, subject to purchase price adjustments.

Pursuant to the terms of the asset purchase agreement, we will potentially acquire leasehold interest in approximately 27,400 net undeveloped Marcellus acres, plus an additional 3,200 gross (600 net) mineral acres owned in fee that are leased to us and are currently generating royalty cash flow. In addition, the aforementioned acreage includes rights to the deep Utica on 23,500 net acres.

On August 3, 2015, Alpha and certain of its wholly-owned subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. Through the chapter 11 proceeding, Alpha is conducting a sale of these assets pursuant to section 363 of the Bankruptcy Code. The proposed asset purchase agreement constitutes a “stalking horse bid” in accordance with the bidding procedures approved by the bankruptcy court. Although Rice Energy’s “stalking horse bid” was approved by the bankruptcy court, Alpha may still be required to hold an auction for these assets before we can consummate the acquisition. Consummation of the acquisition would be subject to Rice Energy’s being selected as the successful bidder in any such auction and bankruptcy court approval.

Financial Position and Liquidity

In April 2016, we completed an underwritten public offering of 34,337,725 shares of our common stock priced at $16.35 per share. We sold 20,000,000 shares and the selling stockholder, NGP Rice Holdings LLC (an affiliate of Natural Gas Partners) (“NGP”), sold its remaining position of 14,337,725 shares of our common stock, including the over-allotment option. We received $312 million of net proceeds from the offering and intend to use a portion of the net proceeds to acquire Marcellus and Utica assets in central Greene County, Pennsylvania for $200 million and the remainder for general corporate purposes.

On February 22, 2016, we completed a $375 million preferred equity investment by EIG Global Energy Partners. The value of the investment is reported as mezzanine equity on our consolidated balance sheet.

As of March 31, 2016, our liquidity position, excluding RMP, was $1.3 billion(3), consisting of $957 million of upstream liquidity and $329 million of RMH liquidity. Our LTM net debt to Further Adjusted EBITDAX(3)(4) ratio was 1.8 times for the first quarter 2016 pro forma for the recent equity offering.

3.	Pro forma for 20 million share equity offering, assumes $200 million for the acquisition and $112 million for general corporate purposes.
4.	Please see “Supplemental Non-GAAP Financial Measure” for a description of Further Adjusted EBITDAX.

First Quarter 2016 Operating Results

Production for the first quarter was 61.4 Bcfe, or an average of 675 MMcfe/d (99% natural gas), a 53% increase over the prior year quarter and an 8% increase relative to fourth quarter 2015 production.

As of March 31, 2016, our core leasehold position, excluding our potential Central Greene County acquisition, was approximately 151,000 acres, consisting of approximately 94,000 net Marcellus acres in Washington and Greene Counties, Pennsylvania and 57,000 net Ohio Utica acres primarily in Belmont County, Ohio. In addition, we hold 49,000 net Utica acres across our Pennsylvania leasehold position.

Marcellus Shale

During the first quarter, we turned to sales 9 gross (9 net) horizontal Marcellus wells with an average lateral length of approximately 7,200 feet. The average cost for wells turned to sales in the first quarter was $1,131 per lateral foot for a total well cost of $8.1 million. In addition, we drilled 11 net and completed 10 net Marcellus wells during the first quarter for an average cost of $925 per lateral foot, reflecting continued efficiency gains and service cost reductions.

Utica Shale

During the quarter, we drilled 8 net and completed 8 net Utica wells for an average cost of $1,380 per lateral foot, reflecting continued service cost reductions and reduced tophole drilling times. As planned, we did not turn online any new operated wells during the quarter. In addition, we participated in 16 gross (7 net) non-operated Utica wells turned to sales during the first quarter.

We now operate in two separate midstream business segments due to their distinct operational differences - the Rice Midstream Holdings segment (the “RMH segment”) and the Rice Midstream Partners segment (the “RMP segment”). The RMH segment is engaged in the gathering and compression of natural gas in Belmont and Monroe counties, Ohio. The RMP segment is engaged in the gathering and compression of natural gas in Washington and Greene counties, Pennsylvania and in the provision of water services to support the well completion services of Rice Energy and third parties in Washington and Greene counties, Pennsylvania and Belmont County, Ohio.

Rice Midstream Holdings LLC (“RMH”)

Gathering volumes for the first quarter averaged 454 MDth/d, a 309% increase over the prior year quarter and a 41% increase relative to fourth quarter 2015, with 63% attributable to third-party volumes. Compression volumes were 362 MDth/d, with 56% attributable to third-party volumes. Gathering and compression revenues totaled $10.7 million for the quarter. Operation and maintenance expenses totaled $1.0 million, and operating income was $3.1 million.

As of March 31, 2016, RMH had $290 million of capacity on its revolving credit facility and $39 million of cash on hand, resulting in $329 million of total liquidity.

As previously announced on February 1, 2016, RMH completed the formation of our Utica Shale midstream JV, Strike Force Midstream LLC (“Strike Force”), with a subsidiary of Gulfport Energy Corporation (“Gulfport”). Strike Force will develop natural gas gathering assets to support

Gulfport’s dry gas Utica Shale development in eastern Belmont County and Monroe County, Ohio. RMH owns 75% of Strike Force and will act as the operator and Gulfport owns the remaining 25% and dedicated approximately 75,000 leasehold acres.

During the first quarter 2016, RMH signed a natural gas gathering agreement with a subsidiary of Consol Energy (“Consol”) to develop natural gas gathering assets to support Consol’s dry gas Utica Shale development in Monroe County, Ohio. Consol dedicated approximately 13,000 gross acres to RMH, increasing RMH’s gross dedication by 10%. In addition, RMH purchased certain natural gas pipelines and related facilities from Consol for approximately $8.7 million and volumes are currently flowing. We anticipate that the gathering agreement and related assets will be transferred to Strike Force.

Rice Midstream Partners LP (NYSE: RMP) (“RMP” or the “Partnership”)

Gathering volumes for the first quarter averaged 835 MDth/d, a 50% increase over the prior year quarter and a 19% increase relative to fourth quarter 2015, with 26% attributable to third-party volumes. Throughput growth was primarily driven by production growth from our third-party customers and our sponsor, Rice. Fresh water delivery volumes were 463 million gallons or an average of 5.1 MMgal/d during the first quarter, a 150% increase over the prior year quarter and a 129% increase relative to fourth quarter 2015, with 4% attributable to third-party volumes.

As of March 31, 2016, RMP had $291 million of capacity on its revolving credit facility and $10 million of cash on hand, resulting in $301 million of total liquidity.

On April 22, 2016, RMP declared its quarterly distribution of $0.2100 per unit for the first quarter 2016, an increase of $0.0135 per unit, or 7%, relative to fourth quarter 2015. The distribution is payable on May 12, 2016 to unitholders of record as of May 3, 2016.

RMP’s first quarter results were released today and are available at www.ricemidstream.com

Commodity Hedge Position

As depicted in the table below, we have 697 BBtu/d hedged for the remainder of 2016 (April - December) at a weighted average floor price of $3.25 per MMBtu. Our remaining 2016 hedges cover approximately 88% of expected production (based on the midpoint of guidance). For 2017 we have 576 BBtu/d hedged at a weighted average floor price of $3.13 per MMBtu. Please see the “Derivatives Information” table at the end of this press release for more detailed information about our derivatives positions.

Total Fixed Price Derivatives	Apr. - Dec. 2016	2017	2018	2019
Volume Hedged Excl. Calls (BBtu/d)	697	576	365	170
Weighted Average Fixed Floor Price ($/MMBtu)	$3.25	$3.13	$3.11	$3.09

Continuation of Gieselman Board Membership

Pursuant to the terms of our Stockholders’ Agreement, as a result of NGP owning less than 5% of our outstanding shares of common stock following the April 2016 equity offering, Scott Gieselman, the board designee of NGP was required to tender his board resignation. Our board of directors elected to have Mr. Gieselman remain on the board, as they believe his considerable financial and energy investment banking experience, as well as his experience on the boards of numerous private energy companies, brings important and valuable skills to our board.

Conference Call

Rice Energy will host a conference call on May 5, 2016 at 9:30 a.m. Eastern time (8:30 a.m. Central time) to discuss first quarter 2016 financial and operating results. To listen to a live audio webcast of the conference call, please visit Rice Energy’s website at www.riceenergy.com. A replay of the conference call will be available for two weeks and can also be accessed from our homepage.

Please visit www.riceenergy.com to view a presentation containing supplemental first quarter 2016 information.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. For more information, please visit our website at www.riceenergy.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included or incorporate herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), projected operational results, production growth, basis exposure, hedging, the timing and number of well completions, forecasted gathering volumes, revenues, adjusted EBITDA, distribution growth, distributable cash flow, the timing of completion and nature of midstream projects, business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures and risks related to joint venture operations. Information concerning these and other factors can be found in our filings with the Securities and Exchange

Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com

Rice Energy Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except share data)	2016	2015
Operating revenues:
Natural gas, oil and natural gas liquids sales	$112,442	$96,912
Gathering, compression and water distribution	24,552	9,801
Other revenue	2,948	2,826

Total operating revenues	139,942	109,539
Operating expenses:
Lease operating	10,976	11,591
Gathering, compression and transportation	28,132	14,420
Production taxes and impact fees	1,651	1,454
Exploration	990	739
Midstream operation and maintenance	9,548	3,331
Incentive unit expense	24,142	23,458
Acquisition expense	472	—
Stock compensation expense	4,809	3,255
Impairment of fixed assets	2,595	—
General and administrative	20,233	17,490
Depreciation, depletion and amortization	79,185	62,581
Amortization of intangible assets	408	408
Other expense	4,191	1,892

Total operating expenses	187,332	140,619

Operating loss	(47,390)	(31,080)
Interest expense	(24,521)	(16,129)
Other income	214	162
Gain on derivative instruments	70,179	61,367
Amortization of deferred financing costs	(1,552)	(1,103)

(Loss) income before income taxes	(3,070)	13,217
Income tax benefit (expense)	6,375	(8,530)

Net income	3,305	4,687
Less: Net income attributable to noncontrolling interests	(20,893)	(4,535)

Net (loss) income attributable to Rice Energy Inc.	(17,588)	152
Less: Preferred dividends and accretion on redeemable noncontrolling interests	(3,458)	—

Net (loss) income attributable to Rice Energy Inc. common stockholders	$(21,046)	$152

Weighted average number of shares of common stock—basic	136,419,903	136,291,814
Weighted average number of shares of common stock—diluted	136,419,903	136,347,810
(Loss) earnings per share—basic	$(0.15)	$—
(Loss) earnings per share—diluted	$(0.15)	$—

Rice Energy Inc.

Segment Results of Operations

(Unaudited)

Exploration and Production Segment

	Three Months Ended
	March 31,
(in thousands, except volumes)	2016	2015
Operating volumes:
Natural gas production (MMcf)	61,043	39,089
Oil and NGL production (MBbls)	56	89
Total production (MMcfe)	61,379	39,621
Operating results:
Operating revenues:
Natural gas, oil and NGL sales	$112,442	$96,912
Other revenue	2,948	2,826

Total operating revenues	115,390	99,738
Operating expenses:
Lease operating	10,976	11,591
Gathering, compression and transportation	48,203	27,676
Production taxes and impact fees	1,651	1,454
Exploration	990	739
Incentive unit expense	22,871	22,498
Impairment of fixed assets	2,595	—
Stock compensation expense	2,635	2,220
General and administrative	13,901	13,299
Depreciation, depletion and amortization	74,956	58,914
Other expense	4,403	1,892

Total operating expenses	183,181	140,283
Operating loss	$(67,791)	$(40,545)
Average costs per Mcfe:
Lease operating	$0.18	$0.29
Gathering and compression	0.40	0.35
Transportation	0.39	0.35
Production taxes and impact fees	0.03	0.04
Exploration	0.02	0.02
Incentive unit expense	0.37	0.57
Stock compensation	0.04	0.06
General and administrative	0.23	0.34
Depreciation, depletion and amortization	1.22	1.49

Rice Midstream Holdings Segment

	Three Months Ended
	March 31,
(in thousands, except volumes)	2016	2015
Operating volumes:
Gathering volumes (MDth/d):	454	111
Compression volumes (MDth/d):	362	—
Operating results:
Operating revenues:
Gathering revenues	$8,537	$2,936
Compression revenues	2,114	—

Total operating revenues	10,651	2,936
Operating expenses:
Midstream operation and maintenance	1,002	427
Incentive unit expense	1,271	526
Acquisition expense	400	—
Stock compensation expense	1,188	—
General and administrative	2,575	1,062
Depreciation, depletion and amortization	1,090	582

Total operating expenses	7,526	2,597
Operating income	$3,125	$339

Rice Midstream Partners Segment

	Three Months Ended
	March 31,
(in thousands, except volumes)	2016	2015
Operating volumes:
Gathering volumes (MDth/d):	835	557
Compression volumes (MDth/d):	152	64
Water services volumes (MMgal):	463	185
Operating results:
Operating revenues:
Gathering revenues	$25,686	$15,809
Compression revenues	1,114	357
Water services revenues	27,743	10,345

Total operating revenues	54,543	26,511
Operating expenses:
Midstream operation and maintenance	8,546	2,904
Incentive unit expense	—	434
Acquisition expense	73	—
Stock compensation expense	985	1,035
General and administrative	3,756	3,129
Depreciation, depletion and amortization	5,370	3,085
Amortization of intangible assets	408	408
Other income	(212)	—

Total operating expenses	18,926	10,995
Operating income	$35,617	$15,516

Rice Energy Inc.

Supplemental Non-GAAP Financial Measure

(Unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before non-controlling interest; interest expense; income taxes; depreciation, depletion and amortization; amortization of deferred financing costs; amortization of intangible assets; derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; non-cash incentive unit expense; exploration expenses; and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

Three Months Ended
(in thousands)	March 31, 2016
Adjusted EBITDAX reconciliation to net income (loss):
Net income	$3,305
Interest expense	24,521
Depreciation, depletion and amortization	79,185
Amortization of deferred financing costs	1,552
Amortization of intangible assets	408
Acquisition expense	472
Impairment of fixed assets	2,595
Gain on derivative instruments(1)	(70,179)
Net cash receipts on settled derivative instruments(1)	64,062
Non-cash stock compensation expense	4,809
Non-cash incentive unit expense	24,142
Income tax benefit	(6,375)
Exploration expense	990
Other expense	832
Non-controlling interest	(20,893)

Adjusted EBITDAX	$109,426

1.	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDAX on a cash basis during the period the derivatives settled.

The following table presents a reconciliation of the non-GAAP financial measure of Further Adjusted EBITDAX to Adjusted EBITDAX.

Three Months Ended
(in thousands)	March 31, 2016
Further Adjusted EBITDAX reconciliation:
Adjusted EBITDAX	$109,426
Non-controlling interest(1)	20,893
Water revenue adjustment(2)	20,571

Further Adjusted EBITDAX	$150,890

Net Debt(3)	$999,235
Net Debt/LTM EBITDAX	1.8

1.	Add back non-controlling interest to Adjusted EBITDAX to calculate leverage metrics.
2.	Add back RMP water distribution revenue from RICE’s working interest share of the water fees that was eliminated in the Rice consolidation to calculate leverage metrics.
3.	Pro forma for $20 million share equity offering, assumes $200 million for the acquisition and $112 million for general corporate purposes.

Rice Energy Inc.

Supplemental Non-GAAP Financial Measure

(Unaudited)

Adjusted net income (loss) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income (loss) as net income (loss) before derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments incentive unit expense and other non-recurring items. Adjusted net income (loss) is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

We believe that many investors use adjusted net income in making investment decisions and in evaluating our operational trends and our performance relative to other oil and gas producing companies.

The following table presents a reconciliation of the non-GAAP financial measure of adjusted net income (loss) to the GAAP financial measure of net income (loss).

Three Months Ended
(in thousands)	March 31, 2016
Reconciliation to net income (loss) attributable to Rice Energy Inc:
Net loss attributable to Rice Energy Inc.	$(17,588)
Impairment of fixed assets, net of tax	3,443
Gain on derivative instruments, net of tax(1)	(93,128)
Net cash receipts on settled derivative instruments, net of tax(1)	85,011
Incentive unit expense	24,142
Other expense, net of tax	1,103

Adjusted net income (loss) attributable to Rice Energy Inc.	$2,983

1.	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within adjusted net income on a cash basis during the period the derivatives settled.

Rice Energy Inc.

Supplemental Balance Sheet Data

(Unaudited)

(in thousands)	March 31, 2016
Cash and cash equivalents	$355,082
Long-term debt
6.25% Senior Notes Due April 2022	$900,000
7.25% Senior Notes Due May 2023	397,317
Senior Secured Revolving Credit Facility	—
Midstream Holdings Revolving Credit Facility	10,000
RMP Revolving Credit Facility	159,000

Total long-term debt	$1,466,317

Net debt	$1,111,235

Rice Energy Inc.

Derivatives Information

(Unaudited)

The table below provides data associated with our derivatives as of March 31, 2016 for the periods indicated:

All-In Fixed Price Derivatives	Apr. - Dec. 2016	2017	2018	2019	2020
NYMEX Natural Gas Swaps:
Volume Hedged (BBtu/d)	629	301	65	30	—
Weighted Average Swap Price ($/MMBtu)	$3.30	$3.25	$2.99	$3.18	$—
NYMEX Natural Gas Collars:
Volume Hedged (BBtu/d)	43	220	280	140	—
Weighted Average Floor Price ($/MMBtu)	$2.90	$3.13	$3.16	$3.06	$—
Weighted Average Collar Price ($/MMBtu)	$3.59	$3.61	$3.62	$3.58	$—
NYMEX Natural Gas Calls:
Volume Hedged (BBtu/d)	—	50	70	110	105
Weighted Average Price ($/MMBtu)	$—	$3.60	$3.50	$3.55	$3.46
NYMEX Natural Deferred Puts:
Volume Hedged (BBtu/d)	—	55	20	—	—
Weighted Avg. Net Floor Price ($/MMBtu)	$—	$2.50	$2.75	$—	$—
NYMEX Volume Excl. Calls (BBtu/d)	672	576	365	170	—
NYMEX Volume Incl. Calls (BBtu/d)	672	626	435	280	105
Swap, Collar & Put Floor ($/MMBtu)	$3.27	$3.13	$3.11	$3.09	$—
Dominion Natural Gas Swaps
Volume Hedged (BBtu/d)	25	—	—	—	—
Weighted Average Swap Price ($/MMBtu)	$2.62	$—	$—	$—	$—
Total Fixed Price Derivatives
Volume Hedged Excl. Calls (BBtu/d)	697	576	365	170	—
Volume Hedged Incl. Calls (BBtu/d)	697	626	435	280	105
Weighted Average Swap Price ($/MMBtu)	$3.25	$3.13	$3.11	$3.09	$—
Basis Contract Derivatives
TCO Basis Swaps
Volume Hedged (BBtu/d)	64	48	19	10	—
Weighted Average Swap Price ($/MMBtu)	$(0.26)	$(0.26)	$(0.40)	$(0.38)	$—
Dominion Basis Swaps
Volume Hedged (BBtu/d)	88	86	165	150	68
Weighted Average Swap Price ($/MMBtu)	$(0.97)	$(0.90)	$(0.67)	$(0.63)	$(0.64)

M2 Basis Swaps
Volume Hedged (BBtu/d)	49	56	—	30	30
Weighted Average Swap Price ($/MMBtu)	$(1.10)	$(1.03)	$—	$(0.55)	$(0.55)
MichCon Basis Swaps
Volume Hedged (BBtu/d)	24	4	4	20	20
Weighted Average Swap Price ($/MMBtu)	$(0.01)	$(0.04)	$(0.04)	$(0.12)	$(0.12)
ELA Basis Swaps
Volume Hedged (BBtu/d)	110	80	40	10	—
Weighted Average Swap Price ($/MMBtu)	$(0.10)	$(0.09)	$(0.08)	$(0.10)	$—
Chicago Basis Swaps
Volume Hedged (BBtu/d)	40	10	10	—	—
Weighted Average Swap Price ($/MMBtu)	$(0.05)	$(0.16)	$(0.19)	$—	$—
ANR SE Basis Swaps
Volume Hedged (BBtu/d)	35	—	—	—	—
Weighted Average Swap Price ($/MMBtu)	$(0.10)	$—	$—	$—	$—
Physical Triggered Basis
Appalachian Fixed Basis (Physical)
Volume Hedged (BBtu/d)	21	—	4	25	45
Weighted Average Swap Price ($/MMBtu)	$(0.79)	$—	$(0.58)	$(0.58)	$(0.61)
MichCon Fixed Basis (Physical)
Volume Hedged (BBtu/d)	10	10	8	—	—
Weighted Average Swap Price ($/MMBtu)	$0.05	$0.05	$0.05	$—	$—
Gulf Coast Fixed Basis (Physical)
Volume Hedged (BBtu/d)	103	125	117	92	42
Weighted Average Swap Price ($/MMBtu)	$(0.16)	$(0.14)	$(0.15)	$(0.16)	$(0.15)
Total Basis Swaps (Financial + Physical)
Volume Hedged (BBtu/d)	544	419	367	337	205
Weighted Average Swap Price ($/MMBtu)	$(0.38)	$(0.42)	$(0.39)	$(0.44)	$(0.47)